Exhibit (d)(4)

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE (this "Second Supplemental Indenture"), dated as of May __, 2007, by and among RCN Corporation, a Delaware corporation (the "Company"), and HSBC Bank USA, National Association, as Indenture Trustee (the "Trustee"), pursuant to the Indenture by and among the Company and the Trustee dated as of December 21, 2004, and as amended by the First Supplemental Indenture, dated as of May 30, 2006 (as so amended, the "Indenture").

W I T N E S S E T H:

WHEREAS, Section 11.2 of the Indenture provides, among other things, that subject to certain restrictions, the Company, when authorized by a Board Resolution, may amend or supplement the Notes, the Security Documents or the Indenture with the consent (evidenced as provided in Article IX of the Indenture) of the holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding;

WHEREAS, the holders of not less than a majority in aggregate principal amount of the Notes outstanding have duly consented to the proposed amendments to the Indenture set forth in this Second Supplemental Indenture, in accordance with the provisions of Article IX and Section 11.2 of the Indenture;

WHEREAS, in accordance with Section 11.5 of the Indenture, the Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee an Officers' Certificate and an Opinion of Counsel, with respect to the execution and delivery by the Trustee of this Second Supplemental Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Second Supplemental Indenture and to make this Second Supplemental Indenture valid and binding have been complied with or have been done or performed;

NOW, THEREFORE, in consideration of the foregoing, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1    Definitions. All capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to them in the Indenture.

ARTICLE II
AMENDMENTS

Section 2.1    Release of Collateral; Effective Time.

(a)    Immediately upon the Effective Time (as defined below), (i) all of the Collateral securing the Notes (as described in each of the Security Documents) shall be released and the Junior Liens shall be discharged, (ii) the Indenture shall be amended to reflect such release and discharge and (iii) (A) the Security Agreement shall terminate in accordance with the terms of the Amendment to Security Agreement, dated as of the date hereof, by and among the Company, certain subsidiaries of the Company and the Collateral Agent, (B) the Pledge Agreement shall terminate in accordance with the terms of the Amendment to Pledge Agreement, dated as of the date hereof, by and among the Company, certain subsidiaries of the Company and the Collateral Agent, (C) the Guarantee Agreement shall be amended in accordance with the terms of the Amendment to Subsidiaries Guaranty, dated as of the date hereof, by and among the Company, certain subsidiaries of the Company and the Collateral Agent, and (D) the Intercreditor Agreement shall terminate in accordance with the terms of the Amendment to Intercreditor Agreement, dated as of the date hereof, by and among the Company, certain subsidiaries of the Company, the First-Lien Collateral Agent, the Trustee, and the Collateral Agent.

(b)    This Second Supplemental Indenture is effective immediately upon receipt by the Trustee and the Collateral Agent of a written notice from the Company stating that (i) the Company has accepted for purchase all Notes validly tendered and not validly withdrawn pursuant to the terms and conditions of the Offer to Purchase and Consent Solicitation Statement, dated April 27, 2007 (the "Offer to Purchase") and the related Consent and Letter of Transmittal (which, together with the Offer to Purchase, constitute the "Offer") and (ii) the Company has deposited cash in immediately available funds and has delivered certificates representing the Warrants (as defined in the Offer) as payment for such purchase sufficient to pay the purchase price for the Notes accepted for purchase with the Depositary (as defined in the Offer) (the "Effective Time").

Section 2.2    Amendments to Section 1.1 of the Indenture.

(a)    The following definitions shall be deleted in their entirety:

➢	"144A Global Note";
➢	"Acquired Indebtedness";
➢	"Asset Acquisition";
➢	"Calculation Period";
➢	"Close of Business";
➢	"Consolidated EBITDA";
➢	"Consolidated Interest Coverage Ratio";
➢	"Consolidated Interest Expense";
➢	"Consolidated Net Income";
➢	"Conversion Shares";
➢	"Disinterested Director";
➢	"Domestic Subsidiary Guarantor";
➢	"Excess Cash Flow";
➢	"Independent Financial Advisor";
➢	"Institutional Accredited Investor";
➢	"Material Asset Sale";

➢	"Megacable Entities";
➢	"New Jersey Property";
➢	"Non-U.S. Person";
➢	"Plan of Reorganization";
➢	"Pro Forma Basis";
➢	"Redemption Date";
➢	"Restricted Payment";
➢	"Special Default";
➢	"Starpower Group";
➢	"Test Period";
➢	"Third-Lien Administrative Agent"; and
➢	"Transaction".

(b)    The definitions below shall be added into Section 1.1 of the Indenture. These definitions were either previously included in the Indenture in sections that are being deleted by this Second Supplemental Indenture or are being amended and restated in their entirety to account for the effects of this Second Supplemental Indenture:

➢	"144A Global Note" means a permanent global note in registered form representing the aggregate principal amount of Notes sold in reliance on Rule 144A under the Securities Act.

➢	"Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto.

➢
"Designation" means the designation of a Subsidiary of the Company (other than a newly created Subsidiary in which no Investment has previously been made) as an "Unrestricted Subsidiary" under this Indenture.

➢
"Disqualified Stock" means, with respect to any Person, any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or becomes mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or becomes exchangeable for Indebtedness at the option of the holder thereof, or becomes redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity date of the Notes; provided such Capital Stock shall only constitute Disqualified Stock to the extent it so matures or becomes so redeemable or exchangeable on or prior to the final maturity date of the Notes; provided, further, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the final maturity date of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in Section 5.15 and Section 5.10 hereof and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to Section 5.15 and Section 5.10 hereof.

➢	"First-Lien Collateral Agent" has the meaning set forth in the First-Lien Credit Agreement.

➢
"First-Lien Credit Agreement" means the First-Lien Credit Agreement, dated May ___, 2007, between RCN, various lenders party thereto, Deutsche Bank Trust Company Americas, as Administrative Agent, Deutsche Bank Securities, Inc., as Sole Lead Arranger, Deutsche Bank Securities, Inc. and Citigroup Global Markets, Inc., as Joint Book Running Managers, Citicorp USA, Inc. as Syndication Agent, Societe Generale and General Electric Capital Corporation, as Co-Documentation Agent (incorporated by reference to Exhibit __ of the Current Report on Form 8-K filed with the SEC on May __, 2007).

➢
"First-Lien Credit Documents" means the First-Lien Credit Agreement and the Credit Documents (as defined in the First-Lien Credit Agreement) and each of the other agreements, documents and instruments providing for or evidencing any other First-Lien Obligation and any other document or instrument executed or delivered at any time in connection with any First-Lien Obligation (including any intercreditor or joinder agreement among holders of First-Lien Obligations but excluding Interest Rate Protection Agreements (as defined in the First-Lien Credit Agreement)), to the extent such are effective at the relevant time, as each may be amended, modified, restated, supplemented, replaced and/or Refinanced (as defined in the First-Lien Credit Agreement) from time to time; provided that no such modification of the First-Lien Credit Agreement shall increase the maximum aggregate principal amount of Loans and stated amount of Letters of Credit (as defined in the First-Lien Credit) thereunder to amount in excess of the Maximum First-Lien Credit Documents Principal Amount (as defined in the First-Lien Credit Agreement) as then in effect.

➢
"First-Lien Obligations" means all obligations outstanding under the First-Lien Credit Agreement and the other First-Lien Credit Documents. "Guarantee Agreement" means the Subsidiaries Guaranty, dated as of December 21, 2004, among the Guarantors and the Collateral Agent, as the same may be modified, supplemented or amended from time to time.

➢
"Guarantors" means initially each Subsidiary of the Company which has executed and delivered the Guarantee Agreement and such other Subsidiaries of the Company which have entered into the Guarantee Agreement.

➢
"incur" means to directly or indirectly, create, incur, assume, issue, guarantee or in any manner become directly or indirectly liable for or with respect to, contingently or otherwise, the payment of.

➢
"Institutional Accredited Investor" means an institutional "accredited investor" as such term is defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act or any entity in which all of the equity owners are accredited investors within the meaning of Rule 501(a)(1), (2), (3), (5), (6) or (7) under the Securities Act.

➢	"Maximum First-Lien Credit Documents Principal Amount" shall have the meaning set forth in First-Lien Credit Agreement.

➢
"Permitted Business" any business other than the businesses engaged in by the Company and its Restricted Subsidiaries as of the Issue Date and reasonable extensions thereof and businesses ancillary or complementary thereto.

➢
"Restricted Subsidiary" means any Subsidiary of the Company that has not been designated by the Board of Directors, by a Board Resolution delivered to the Trustee, as an Unrestricted Subsidiary. Any such designation may be revoked by a Board Resolution delivered to the Trustee, if (a) no Default shall have occurred and be continuing at the time of and after giving effect to such revocation; and (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such revocation would, if incurred at such time, have been permitted to be incurred for all purposes of this Indenture.

➢
"Unrestricted Subsidiary" means any Subsidiary of the Company designated under this Indenture as such. The Company shall not designate any Subsidiary of the Company (other than a newly created Subsidiary in which no Investment has previously been made) as an "Unrestricted Subsidiary" under this Indenture (a "Designation") unless:

(a)	no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;
(b)	the Company would be able to incur $1.00 of Indebtedness (other than Permitted Indebtedness); and
(c)
the Company would not be prohibited under this Indenture from making an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the Fair Market Value of the net Investment of the Company or any other Restricted Subsidiary in such Restricted Subsidiary on such date.

Any such designation may be revoked by a Board Resolution delivered to the Trustee, if (a) no Default shall have occurred and be continuing at the time of and after giving effect to such revocation; and (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such revocation would, if incurred at such time, have been permitted to be incurred for all purposes of this Indenture.

(c)    Any reference to "Section 5.11" in clause (i) of the definition of "Permitted Indebtedness" is hereby deleted.

Section 2.3    Amendments to Article IV of the Indenture.

(a)    The title of Article IV is hereby amended and restated to read as follows:

 "GUARANTEES"

(b)    Section 4.1 is hereby amended and restated in its entirety to read as follows:

"Guarantee Agreement. In order to secure the due and punctual payment of the Notes and the other Obligations, the Guarantors have entered into the Guarantee Agreement.

(a) Each Holder of a Note, by accepting such Note, agrees to all the terms and provisions of this Indenture and the Guarantee Agreement.

(b) The Collateral Agent is hereby authorized and directed by the Company and by each Holder by acceptance of a Note to enter into the Guarantee Agreement, and to execute such agreement as attorney-in-fact on behalf of, and to bind, the holders, and take any and all actions required or permitted by the terms hereof and thereof.

(c)    Section 4.2 is hereby amended and restated in its entirety to read as follows:

"Application of Proceeds of Guarantee Payments. Upon any receipt of any payments under the Guarantee Agreement, the proceeds thereof shall be applied in accordance with the terms of the Guarantee Agreement and the terms hereof."

(d)    Sections 4.3 through 4.13 are hereby deleted in their entirety.

(e)    Section 4.14 is hereby amended and restated in its entirety to read as follows:

"Liability of the Collateral Agent.

(a) [intentionally omitted.]

(b) The Collateral Agent is authorized and directed to (i) enter into the Guarantee Agreement, (ii) bind the Holders on the terms as set forth therein and (iii) perform and observe its obligations under the Guarantee Agreement."

Section 2.4    Amendments to Article V of the Indenture.

(a)    Sections 5.6 through 5.21 (other than Sections 5.9, 5.10, 5.12 and 5.15) are hereby deleted in their entirety.

(b)    The last sentence of Section 5.12 is hereby deleted.

Section 2.5    Amendments to Section 7.1 of the Indenture. Clauses (e), (f), (g) and (i) of Section 7.1 are hereby amended and restated in their entirety to read as follows: "[intentionally omitted.]"

Section 2.6    Amendments to Section 8.6 of the Indenture. The second paragraph of Section 8.6 is hereby amended and restated in its entirety to read as follows:

"When the Trustee and its agents and any authenticating agent incur expenses or render services in the event of a "bankruptcy event", the expenses and the compensation for the services are intended to constitute expenses of administration under any bankruptcy, insolvency or similar laws. For purposes hereof, "bankruptcy event" shall mean a voluntary case concerning the Company or any of its Significant Restricted Subsidiaries is commenced under the Bankruptcy Code; or an involuntary case is commenced against the Company or any of its Significant Restricted Subsidiaries, and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Company or any of its Significant Restricted Subsidiaries, or the Company or any of its Significant Restricted Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any of its Significant Restricted Subsidiaries, or there is commenced against the Company or any of its Significant Restricted Subsidiaries any such proceeding which remains undismissed for a period of 60 days, or the Company or any of its Significant Restricted Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any of its Significant Restricted Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Company or any of its Significant Restricted Subsidiaries makes a general assignment for the benefit of creditors; or any corporate, limited liability company or similar action is taken by the Company or any of its Significant Restricted Subsidiaries for the purpose of effecting any of the foregoing;

Section 2.7    Amendments to Section 12.1 of the Indenture. Clause (c) of Section 12.1 is hereby amended and restated in its entirety to read as follows: "[intentionally omitted.]"

Section 2.8    Amendments to Section 15.6 of the Indenture.

(a)    Clause (e) of Section 15.6 is hereby amended and restated in its entirety to read as follows: "[intentionally omitted.]"

(b)    The words: "Except for an adjustment pursuant to Section 15.6(e)," are hereby deleted from clause (i) of Section 15.6.

(c)     The words: "Subject to the requirements of Section 15.6(e);" are hereby deleted from clause (j) of Section 15.6.

Section 2.9    Amendments to Section 17.4 of the Indenture. Clause (2) of Section 17.4 is hereby amended and restated to read as follows:

"(2) No Default with respect to the Outstanding Notes shall have occurred and be continuing on the date of such deposit."

Section 2.10    Conversion Price. The Conversion Price shall be $25.16, and the form of Note attached as Exhibit A to the Indenture shall reflect as much.

ARTICLE III
MISCELLANEOUS

Section 3.1    Except as amended hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects.

Section 3.2.    This Second Supplemental Indenture and each and every provision hereof shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the laws of such State.

Section 3.3 This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall constitute but one and the same instrument.

Section 3.4    In entering into this Second Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 3.5    The recitals contained herein shall be taken as the statement of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly signed as of the date first written above.

RCN CORPORATION

By:
Name:
Title:

HSBC BANK USA, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title: